FILED PURSUANT TO

RULE 424(b)(3)

SEC FILE NO. 333-70678

PROSPECTUS SUPPLEMENT No. 12

(To Prospectus dated October 12, 2001)

DATED: December 14, 2005

6,661,275 Common Shares

This prospectus supplement relates to the offer and sale from time to time by the selling shareholders of our common shares issuable upon the redemption of units of limited partnership interest in Duke Realty Limited Partnership, if and to the extent that such selling shareholders redeem their units and we elect to issue common shares in exchange for these units.

This prospectus supplement amends and supplements, and should be read in conjunction with, the prospectus dated October 12, 2001 and prospectus supplements:

No. 1 dated January 11, 2002,

No. 2 dated February 7, 2002,

No. 3 dated October 8, 2002,

No. 4 dated December 17, 2002,

No. 5 dated May 5, 2003,

No. 6 dated September 3, 2003,

No. 7 dated December 2, 2003,

No. 8 dated December 29, 2003,

No. 9 dated September 13, 2004,

No. 10 dated December 9, 2004,

No. 11 dated May 6, 2005.

all of which are to be delivered with this prospectus supplement.

The selling shareholder table, appearing under the heading “Selling Shareholders” in the accompanying prospectus, is amended and supplemented by the information in the following table.

Name	Number of Common Shares Offered Hereby

Zink, Jr., Darell E. (1)	561,514
Robert L. Johnson GRIT u/a dated 5/31/88 f/b/o Alicia M. Renard (2)	137,589
Robert L. Johnson GRIT u/a dated 5/31/88 f/b/o Robert H. Johnson (3).	137,589
Case Western Reserve University (4).	1,050
Thomas L. Hefner Revocable Trust 5/2/00 (5)	180,772

(1)   The units pursuant to which 121,076 of the common shares may be issued were acquired by a transfer from the Darell E. Zink Grantor Retained Annuity Trust, dated November 27, 2002, Darell E. Zink, Trustee to the named individual.

(2)   The units pursuant to which these common shares may be issued were acquired by a transfer from the GRIT of Robert L. Johnson to the named entity.

(3)   The units pursuant to which these common shares may be issued were acquired by a transfer from the GRIT of Robert L. Johnson to the named entity.

(4)   The units pursuant to which these common shares may be issued were acquired by a transfer from Norbert J. Lewandowski to the named entity.

(5)   The units pursuant to which 91,008 of the common shares may be issued were acquired by a transfer from the Thomas L. Hefner Grantor Retained Annuity Trust #2 to the named entity.